Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF ONE BLOCKCHAIN

Unless stated otherwise or dictated by context, all capitalized terms used herein but not defined shall have the meanings set forth in the Current Report on Form 8-K/A filed by Signing Day Sports, Inc., a Delaware corporation, with the U.S. Securities and Exchange Commission on November 14, 2025 (the “Form 8-K/A”)

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes attached as Exhibits 99.2 and 99.3 to the Form 8-K/A. The following discussion contains forward-looking statements that involve certain developments, risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below in the document entitled “Risk Factors” attached as Exhibit 99.1 to the Form 8-K/A and in the section “Cautionary Statement Regarding Forward-Looking Statements” of the Form 8-K/A. This discussion should be read in conjunction with the audited financial statements for the year ended December 31, 2024, including results of operations for the period January 1, 2024 to February 7, 2024 (Predecessor) and for the period February 8, 2024 to December 31, 2024 (Successor) and for the year ended December 31, 2023 (Predecessor), as well as the unaudited interim condensed financial statements for the three months ended September 30, 2025 (Successor), for the nine months ended September, 30 2025 (Successor), for the three months ended September 30, 2024 (Successor), for the period January 1, 2024 to February 7, 2024 (Predecessor), for the period February 8, 2024 to September 30, 2024 (Successor) and the related notes thereto, included elsewhere in this proxy statement/prospectus. All dollar amounts referred to in this discussion and analysis are expressed in United States dollars except where indicated otherwise. References in this section to “we”, “our”, “us,” “One Blockchain,” and the “Company” generally refer to One Blockchain LLC, a Delaware limited liability company.

Overview

One Blockchain is a limited liability company engaged in data center operations and digital asset infrastructure services. The Company primarily operates a high-performance computing facility in Spartanburg County, South Carolina, providing power infrastructure, hosting services, and equipment leasing to customers engaged in blockchain computing, artificial intelligence (AI), and high-performance data processing.

The Company’s core operations include hosting services, leasing space, power capacity, and equipment within its data center facility to customers requiring computing power. The Company also offers modular digital asset mining containers for lease or purchase, along with related hardware and support services.

Effective May 19, 2025, the Company legally changed its name from BV Power Alpha LLC to One Blockchain LLC. This change was made to reflect the Company’s evolving strategic focus and branding.

Key Operational Developments

During the reporting periods, One Blockchain undertook several strategic and operational initiatives positioning the Company for long-term growth and operational efficiency.

1. Change in Control and Pushdown Accounting

Effective February 7, 2024, the Company underwent a change in control following a step acquisition by VCV Digital Solutions LLC (“VCV Digital”). VCV Digital acquired the remaining 50% membership interest in One Blockchain, adding to its existing indirect ownership. As a result, the Company applied pushdown accounting, which led to a revaluation of its assets and liabilities. This transaction resulted in the recognition of goodwill of $4.9 million and an increase in the carrying value of property, plant, and equipment by $1.8 million. The financial statements for periods prior to the change in control transaction reflect the historical basis of accounting (predecessor), while the financial statements for periods subsequent to the change in control reflect the new basis of accounting established by the accounting acquirer (successor). To clearly delineate these reporting periods, the financial statements and related MD&A discussion are presented on a predecessor-successor basis, with a blackline used in the financial statements to separate the two periods.

The consolidation under VCV Digital is expected to deliver enhanced strategic alignment, improved operational oversight, and expanded access to capital resources. From VCV Digital’s perspective, this transaction represents a significant step toward assuming full control over One Blockchain’s strategic direction and aligning its operations with VCV Digital’s broader organizational strategy. Additionally, the transaction simplified the Company’s ownership structure, with the aim of improving transparency and governance, while positioning the Company for more agile decision-making and future growth initiatives.

2. Asset Optimization and Container Sales

As part of its ongoing asset optimization strategy, the Company completed the sale of all remaining modular mining containers during the first quarter of 2025. These assets had previously been classified as held for sale, and their disposition reflects the Company’s focus on streamlining operations and reallocating resources toward core infrastructure.

3. Utility Cost Management and True-Up Adjustments

One Blockchain operates under a utility procurement arrangement that includes an annual true-up mechanism to reconcile estimated versus actual energy usage. Management records quarterly true-up accruals to reflect estimated differences between projected and actual consumption along with fluctuations of inputs driving the cost of electricity. In 2024, the Company recorded a modest true-up accrual, in contrast to a significant refund recognized in prior periods. In the first three quarters of 2025, the Company recorded a true-up refund of $3,133 in the third quarter, accruals of $207,465 in the second quarter and accruals of $213,807 in the first quarter. The accruals reflected anticipated adjustments related to both energy usage and rate variances.

4. Strategic Transactions and Growth Initiatives

In May 2025, VCV Digital Infrastructure Holdings, LLC, a related party, entered into a purchase agreement to acquire 100% of the equity interest in Blue Ridge Digital Mining, LLC (“Blue Ridge Digital Mining”), making it a wholly owned subsidiary. Concurrently with the transaction, the Company entered into a Purchase and Sale Agreement with Blue Ridge Digital Mining to acquire 60 mobile Bitcoin mining containers (“Antboxes”) for a total contractual consideration of $2,332,000, payable in 24 equal monthly installments of $97,167, beginning August 15, 2025, and ending July 15, 2027. This transaction allowed the Company to restructure the tenancy composition and agreements to optimize profits and diffuse credit risk arising from customer concentration to create diversification beyond a single anchor tenant.

Management has concluded that the transaction represents an asset acquisition under U.S. GAAP.

In accordance with U.S. GAAP, the transaction qualifies as an asset acquisition, as substantially all of the fair value is concentrated in a group of similar tangible assets – Antboxes - based on valuations determined using the cost approach method.

5. Business Combination

In April 2025, One Blockchain entered into a Letter of Intent with Signing Day Sports, Inc. (“Signing Day Sports”), a publicly traded company, and BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn”), a newly formed Delaware holding company, outlining the terms of a proposed business combination. On May 27, 2025, the parties executed a definitive Business Combination Agreement (“Business Combination Agreement”) with Signing Day Sports. The transaction contemplates that BlockchAIn will become the parent entity of both Signing Day Sports and One Blockchain, following which BlockchAIn is expected to become a publicly traded company. The transaction is being pursued solely as a path to public listing to improve access to capital. There are no operational or strategic synergies expected from merging with a sports-related business.

On July 11, 2025, the Company announced that BlockchAIn had confidentially submitted a draft registration statement on Form S-4 (the “Registration Statement”) to the U.S. Securities and Exchange Commission (“SEC”). As of September 30, 2025, the transaction remains pending, and no binding obligations have been incurred.

Management has evaluated the Business Combination Agreement and determined that no adjustments to the condensed interim financial statements are required as of the reporting date. The financial impact of the transaction, if completed, will be reflected in future periods.

Related Party Transactions

One Blockchain engages in various transactions with related parties in the normal course of business. During the reporting periods, the Company reimbursed one of its members for administrative and operational expenses incurred on its behalf. Additionally, the Company maintained a loan receivable from VCV Digital, which was used to support surety bond and letter of credit requirements. This loan is non-interest-bearing and is considered fully collectible based on the collateral structure and the financial condition of the borrower.

The Company also had receivables and payables with other affiliated entities arising from operational activities. These balances are expected to be settled in the ordinary course of business.

Management monitors related party balances and transactions to ensure transparency and compliance with applicable accounting standards. All related party transactions are disclosed in the financial statements and are reviewed periodically for appropriateness and collectability.

Quantitative and Qualitative Disclosures About Market Risk

One Blockchain is exposed to certain market risks that may impact its financial condition and results of operations. These risks primarily include exposure to energy price fluctuations, credit risk from a concentrated customer base, and interest rate risk.

Commodity and Energy Price Risk

The Company’s operations are highly dependent on electricity, which is procured through a third-party energy services agreement. One Blockchain is subject to a fixed monthly minimum charge, with additional charges based on actual usage. While this structure provides some degree of cost predictability, the Company remains exposed to fluctuations in energy rates, particularly during periods of high demand or regulatory changes. The Company does not currently engage in energy hedging or derivative contracts to manage this risk. However, should the Company deem it necessary to mitigate exposure to energy price volatility, it may consider implementing hedging instruments or other risk management strategies in the future.

Credit Risk

One Blockchain’s revenue was previously concentrated with a single customer, Blue Ridge Digital Mining, which services multiple subtenants. While this structure provides indirect diversification, the Company remains exposed to the creditworthiness of its primary customer. To mitigate this credit risk, Blue Ridge Digital Mining has diversified its portfolio of customers among multiple subtenants, reducing dependency on any single end-user.

Following the asset acquisition transaction with Blue Ridge Digital Mining in May 2025, the Company’s customer base has become more diversified. However, a significant concentration remains with several large customers. As a result, the Company continues to be exposed to credit risk associated with these key relationships.

Management is focused on achieving tenant diversification targets to reduce credit concentration risk over time. The Company actively monitors receivables and maintains a reserve for expected credit losses based on historical collection patterns and current conditions. As of the reporting dates, the Company maintained an adequate allowance for credit losses related to these customers.

Interest Rate and Fair Value Risk

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, related party balances , and lease liabilities. These instruments are short-term in nature or bear fixed rates, and their carrying amounts approximate fair value. The Company uses a discounted cash flow approach to estimate fair value, incorporating observable market data where available. Given that related party balances are non-interest bearing and the Company’s lease obligations are classified as operating leases, exposure to interest rate risk is considered negligible. The Company does not currently utilize interest rate swaps or other derivatives for hedging purposes.

Results of Operations

Comparison of the results of operations for three-month period ended September 30, 2025 and September 30, 2024 (based on unaudited condensed financial statements) (Successor)

	Three months ended September 30,
	2025	2024	Change ($)	Change (%)
REVENUES:	4,227,285	4,799,559	(572,274)	(12)%

COSTS AND OPERATING EXPENSES:
Cost of revenues	3,242,391	3,440,253	(197,862)	(6)%
Depreciation and amortization	255,771	174,004	81,767	47%
Selling, general and administrative expenses	792,486	454,020	338,466	75%
Total costs and operating expenses	4,290,648	4,068,277	222,371	5%
OPERATING (LOSS)/INCOME	(63,363)	731,282	(794,645)	(109)%

NET (LOSS)/INCOME	(63,363)	731,282	(794,645)	(109)%

Total revenues:

The Company generated revenue from hosting services which represents the sole revenue stream. Given that all revenue is derived from this single source, no further disaggregation is required under applicable accounting standards. Revenue is recognized over time as services are provided, including access to power, space, and infrastructure within the Company’s data center facility.

Total revenue reflecting revenue from hosting services was approximately $4.2 million for the three-month period ended September 30, 2025 (Successor), a decrease of approximately $0.6 million, or 12%, from net revenue of approximately $4.8 million for the three-month period ended September 30, 2024 (Successor). The decrease in revenue is primarily due to a change in the customer mix, with Blue Ridge Digital Mining exiting, and a resulting decline in the usage of the Company’s services.

Cost and Operating Expenses:

Total operating expenses were approximately $4.3 million for the three-month period ended September 30, 2025 (Successor) (or 101% of total revenues) compared to approximately $4.1 million the three-month period ended September 30, 2024 (Successor) (or 85% of total revenues), representing an increase of 5% relative to the prior period. The increase in total operating expenses was primarily due to depreciation and amortization of assets and SG&A (as defined below) expenses.

Total operating expenses consist of the following.

●	Cost of revenues: The largest components of our cost of revenues are utility-related expenses, including electricity, bandwidth access, and other infrastructure costs. Cost of revenues were approximately $3.2 million for the three months ended September 30, 2025 (Successor), a decrease of approximately $0.2 million, or 6%, compared to approximately $3.4 million for the corresponding period in 2024 (Successor). The decrease in cost of revenue corresponds to the decrease in revenue, primarily driven by lower usage, partially offset by higher rates in 2025.

●	Depreciation and amortization: Depreciation and amortization expense primarily consists of depreciation of fixed assets and amortization of right-of-use assets, excluding amounts classified within cost of sales. For the three months ended September 30, 2025 (Successor), depreciation and amortization expense totaled approximately $0.3 million, representing an increase of approximately $0.1 million, or 47%, compared to approximately $0.2 million for the corresponding period in 2024 (Successor). The increase was primarily driven by the acquisition of Antbox containers in May 2025 which incurred a higher depreciation expense in 2025. Overall, the Company had a larger asset base due to an increase in investing activities related to purchases of property, plant and equipment, which led to an increase in depreciation in the current period.

●	Selling, general and administrative (“SG&A”) expenses primarily consist of compensation and related costs for sales and administrative personnel, general professional fees, and management fees. SG&A expenses were approximately $0.8 million for the three months ended September 30, 2025 (Successor), representing an increase of approximately $0.3 million, or 75%, compared to approximately $0.5 million for the corresponding period in 2024 (Successor). The increase was primarily driven by higher professional services expenses incurred in 2025 to support general corporate operations, as well as professional fees related to the transaction with Signing Day Sports. In addition to an increase of professional fees, the Company incurred high SG&A costs related to management fees and site construction maintenance related to its diversification of operations.

Operating (loss)/income:

As a result of all preceding items, operating loss was approximately $0.1 million for the three-month period ended September 30, 2025 (Successor), compared to an operating income of approximately $0.7 million for the three-month period ended September 30, 2024 (Successor), reflecting a decrease of approximately $0.8 million, or 109%. This change was primarily driven by lower revenue and the corresponding decrease in cost of revenue, partially offset by higher rates, as well as increased depreciation and professional services expenses.

Net (loss)/income for the period:

For the three-month period ended September 30, 2025 (Successor), net loss was approximately $0.1 million, compared to a net income of approximately $0.7 million for the three-month period ended September 30, 2024 (Successor), representing a decline of approximately $0.8 million, or 109%, largely driven by the lower revenues, depreciation and professional services expenses.

Comparison of the results of operations for the nine months ended September 30, 2025 (Successor), period ended September 30, 2024 (Successor), and period ended February 7, 2024 (Predecessor) (based on unaudited condensed financial statements)

	Successor		Predecessor
	Nine months ended September 30, 2025	Period from February 8, 2024 to September 30, 2024	Period from January 1, 2024 to February 7, 2024	Change ($)	Change (%)
REVENUES:	13,471,554	15,256,371	2,084,320	(3,869,137)	(22)%

COSTS AND OPERATING EXPENSES:
Cost of revenues	10,711,720	9,643,734	1,567,058	(499,072)	(4)%
Depreciation and amortization	612,752	415,511	239,330	(42,089)	(6)%
Selling, general and administrative expenses	2,325,832	907,286	134,525	1,284,021	123%
Total costs and operating expenses	13,650,304	10,966,531	1,940,913	742,860	6%
OPERATING (LOSS)/INCOME	(178,750)	4,289,840	143,407	(4,611,997)	(104)%

OTHER INCOME/(EXPENSES):
Gain on disposal of assets held for sale	67,714	-	-	67,714	100%
Other Income/(expense), net	(5,360)	720	-	(6,080)	(844)%
Total other income (expense), net	62,354	720	-	61,634	8,560%

NET (LOSS)/INCOME	(116,396)	4,290,560	143,407	(4,550,363)	(103)%

Total revenues:

Total revenue, primarily reflecting revenue from hosting services, was approximately $13.5 million for the nine months ended September 30, 2025 (Successor), a decrease of approximately $3.9 million, or 22%, compared to approximately $17.3 million for the period ended September 30, 2024, which consisted of approximately $15.3 million for the period from February 8, 2024 to September 30, 2024 (Successor), and approximately $2.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). The decrease was primarily due to the impact of standstill agreements entered into with the Company’s primary customer, Blue Ridge Digital Mining, which resulted in capped energy usage and curtailment credits. These agreements led to a reduction in billable hosting services, and upon reassessment, the related shortfalls were classified as price concessions (variable consideration) under ASC 606.

Cost and Operating Expenses:

Total operating expenses were approximately $13.7 million for the nine-month period ended September 30, 2025 (Successor) (or 101% of total revenues) compared to $12.9 million for the period ended September 30, 2024 (or 74% of total revenues) which consisted of approximately $11.0 million for the period from February 8, 2024 to September 30, 2024 (Successor), and approximately $1.9 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). The increase in total operating expenses was primarily due to increased administrative costs.

Total operating expenses consist of the following:

●	Cost of revenues: The largest components of our cost of revenues are utility-related expenses, including electricity, bandwidth access, and other infrastructure costs. Cost of revenues totaled $10.7 million for the nine months ended September 30, 2025 (Successor), representing a decrease of $0.5 million, or 4%, compared to $11.2 million for the period ended September 30, 2024, which consisted of $9.6 million for the period from February 8, 2024 to September 30, 2024 (Successor), and $1.6 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). The decrease was primarily driven by lower energy usage (fewer kWh), partially offset by higher energy rates in 2025. While utility rates increased slightly, overall utility costs remained relatively stable to slightly lower, as the reduction in actual usage outweighed the impact of higher rates.

●	Depreciation and amortization: Depreciation and amortization expense primarily consists of depreciation of fixed assets and amortization of right-of-use assets, excluding amounts included in cost of sales. For the nine months ended September 30, 2025 (Successor), depreciation and amortization expense was $0.6 million, a decrease of less than approximately $0.1 million, or 6%, compared to approximately $0.7 million for period ended September 30, 2024, which consisted of $0.4 million for the period from February 8, 2024 to September 30, 2024 (Successor), and approximately $0.2 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). Additionally, depreciation recorded in the first quarter of 2024 was based on the pre-revaluation carrying value of property, plant, and equipment, which was depreciated over a shorter useful life of five years using the straight-line method. The shorter useful life would effect a higher depreciation in the prior period in 2024 as compared to the current nine months ending September 30, 2025.

●	Selling, general and administrative expenses: Our SG&A expenses primarily consist of compensation and related costs for sales and administrative personnel, general professional fees, and management fees. SG&A expenses were approximately $2.3 million for the nine months ended September 30, 2025 (Successor), an increase of approximately $1.3 million, or 123%, compared to approximately $1.0 million for the period ended September 30, 2024, which consisted of approximately $0.9 million for the period from February 8, 2024 to September 30, 2024 (Successor), and approximately $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). The increase was primarily driven by higher professional services expenses incurred to support general corporate operations, as well as professional fees related to the transaction with Signing Day Sports.

Operating (loss)/income:

As a result of all preceding items, operating loss was approximately $0.2 million for the nine-month period ended September 30, 2025 (Successor), compared to an operating income of approximately $4.4 million for the period ended September 30, 2024, which consisted of approximately $4.3 million for the period from February 8, 2024 to September 30, 2024 (Successor), and approximately $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor) reflecting a decrease of approximately $4.6 million, or 104%, primarily due to reductions in revenue related to the ASC 606 adjustments with Blue Ridge Digital Mining (a result of capped energy usage and curtailment credits discussed above).

Other income/(expenses):

Total other income/(expenses), net, for the nine months ended September 30, 2025 (Successor), was a net income of approximately $0.1 million, compared to approximately $0.0 million for period ended September 30, 2024, which consisted of approximately $0.0 million for the period from February 8, 2024 to September 30, 2024 (Successor), and approximately $0.0 million for the period from January 1, 2024 to February 7, 2024 (Predecessor). The increase of approximately $0.1 million was primarily attributable to the gain on disposal of assets held for sale recognized during the nine months ended September 30, 2025 (Successor).

Net (loss)/income for the period:

For the nine months ended September 30, 2025 (Successor), the Company reported a net loss of approximately $0.1 million, compared to net income of approximately $4.4 million for the period ended September 30, 2024, which consisted of approximately $4.3 million for the period from February 8, 2024 to September 30, 2024 (Successor), and approximately $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), representing a decline of approximately $4.6 million, or 103%. This decrease was largely driven by elevated professional services expenses and adjustments to revenues as discussed above.

Comparison of results of operations for the year ended December 31, 2023 (Predecessor), the period from January 1, 2024, to February 7, 2024 (Predecessor), and the period from February 8, 2024, to December 31, 2024 (Successor):

	Successor	Predecessor
	Period from February 8, 2024 to December 31, 2024	Period from January 1, 2024 to February 7, 2024	Period from January 1, 2023 to December 31, 2023	Change ($)*	Change (%)
REVENUES:	20,820,003	2,084,320	23,981,693	(1,077,370)	(4)%

COSTS AND OPERATING EXPENSES:
Cost of revenues	13,152,550	1,567,058	14,466,116	253,492	2%
Depreciation and amortization	589,516	239,330	2,266,588	(1,437,742)	(63)%
Selling, general and administrative expenses	1,571,753	134,525	1,726,098	(19,820)	(1)%
Total costs and operating expenses	15,313,819	1,940,913	18,458,802	(1,204,070)	(7)%
OPERATING/INCOME	5,506,184	143,407	5,522,891	126,700	2%

OTHER INCOME/(EXPENSES):
Impairment charges	-	-	(293,732)	293,732	(100)%
Loss on disposal of assets held for sale	-		(29,300)	29,300	(100)%
Other Income/(expense), net	720	-	14,282	(13,562)	(95)%
Total other income (expense), net	720	-	(308,750)	309,470	(100)%
NET/INCOME	5,506,904	143,407	5,214,141	436,170	8%

*	Note: The change is calculated based on the combined results of the 2024 year-to-date (YTD) periods for both the successor and predecessor compared to 2023 period.

Total revenues:

The Company generated revenue primarily from hosting services which represents the sole revenue stream. Given that all revenue is derived from this single source, no further disaggregation is necessary. Revenue is recognized over time as services are provided, including access to power, space, and infrastructure within the Company’s data center facility.

Total revenue reflecting revenue from hosting services were approximately $22.9 million for the year ended December 31, 2024, which consists of approximately $20.8 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $2.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), decrease of approximately $1.1 million, or 4%, from net revenue of approximately $24.0 million for the year ended December 31, 2023 (Predecessor). This decrease was primarily due to lower variable energy usage charges and a shift in customer billing structure.

Costs and Operating Expenses:

Total costs and operating expenses were approximately $17.2 million for the year ended December 31, 2024 (or 75% of total revenues), which consisted of approximately $15.3 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $1.9 million for the period from January 1, 2024 to February 7, 2024 (Predecessor) compared to approximately $18.5 million for the year ended December 31, 2023 (or 77% of total revenues).

Total operating expenses consist of the following:

●	Cost of revenues: The largest components of our cost of revenues are utility-related expenses, including electricity, bandwidth access, and other infrastructure costs. Most of our cost of revenues is fixed in nature and should not vary significantly from period to period. Cost of revenues were approximately $14.7 million for the year ended December 31, 2024, which consisted of $13.1 million for the period from February 8, 2024, to December 31, 2024 (Successor), and approximately $1.6 million for the period from January 1, 2024, to February 7, 2024 (Predecessor) an increase of approximately $0.2 million, or 2%, compared to approximately $14.5 million for the corresponding period in 2023 (Predecessor). This slight increase was primary driven by higher fixed utility charges.

●	Depreciation and amortization: Depreciation and amortization expense consists primarily of depreciation of fixed assets and amortization of right-of-use assets and excludes amounts included in cost of sales. Depreciation and amortization expenses were approximately $0.8 million for the year ended December 31, 2024, which consists of approximately $0.6 million for the period from February 8, 2024, to December 31, 2024 (Successor), and approximately $0.2 million for the period from January 1, 2024, to February 7, 2024 (Predecessor), decrease of approximately $1.5 million, or 63%, compared to approximately $2.3 million for the corresponding period in 2023 (Predecessor). The decrease was primarily driven by the revaluation of assets following the change in control in early 2024, which resulted in a lower depreciable asset base and extended useful lives under pushdown accounting.

●	Selling, general and administrative expenses: Our selling, general and administrative expenses primarily consist of compensation and related costs for sales and administrative personnel, general professional fees, and a management fee. These expenses remained stable at approximately $1.7 million for both the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, this amount includes approximately $1.6 million incurred during the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $0.1 million incurred during the period from January 1, 2024 to February 7, 2024 (Predecessor). The total expense for the year ended December 31, 2023 (Predecessor) was also approximately $1.7 million.

Operating income:

As a result of all preceding items, operating income was approximately $5.6 million for the year ended December 31, 2024, which consisted of approximately $5.5 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), compared to an operating income of approximately $5.5 million for the year ended December 31, 2024 (Predecessor), representing an increase of 2%.

Other income/(expenses):

For the year ended December 31, 2024, total other income/(expense), net, was approximately $0.0 million, compared to approximately $0.3 million of expense in the prior year. The approximately $0.3 million increase was primarily due to the absence of impairment charges in 2024, compared to approximately $0.3 million in impairment charges recognized in 2023.

Net income for the period:

For the year ended December 31, 2024, net income was approximately $5.6 million, which consisted of approximately $5.5 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor) compared to a net income of approximately $5.2 million for the year ended December 31, 2023 (Predecessor) representing an increase of 8%.

Liquidity and Capital Resources

One Blockchain manages its liquidity through a combination of operating cash flows, member contributions, and related party financing. Operating cash flows have historically been sufficient to fund day-to-day operations, including energy costs, maintenance, and administrative expenses. The Company also maintains flexibility through related party arrangements, including a non-interest-bearing loan receivable and a standby letter of credit secured by a related party to support energy procurement obligations.

While cash balances declined due to these outflows, the Company continues to monitor its working capital needs and maintains access to internal funding sources. Management believes that the combination of expected operating cash flows and related party support will be adequate to meet the Company’s obligations and planned expenditures for the foreseeable future.

Cash Flows: Comparison of cash flows for the nine months ended September 30, 2025 (Successor), period ended September 30, 2024 (Successor), and period ended February 7, 2024 (Predecessor) (based on unaudited condensed financial statements)

	Successor		Predecessor
	Nine months ended September 30, 2025	Period from February 8, 2024 to September 30, 2024	Period from January 1, 2024 to February 7, 2024	Change ($)	Change %
Net cash (used in) provided by operating activities	1,833,065	8,331,520	(1,002,368)	(5,496,087)	(75)%
Net cash provided by (used in) investing activities	113,582	(1,036,530)	(57,940)	1,208,052	(110)%
Net cash provided by (used in) financing activities	(2,069,248)	(7,151,652)	(3,662,566)	8,744,970	(81)%
Cash and cash equivalents, end of quarter	8,506	143,368	30	(134,892)	(94)%

Cash and cash equivalents remained at $0.1 million as of September 30, 2024, and $0.1 million as of September 30, 2025 (Successor), primarily due to the following cash flow activities:

Operating activities: Net cash provided by operating activities was approximately $1.8 million for the nine months ended September 30, 2025 (Successor), compared to net cash provided by operating activities of approximately $7.3 million for the period ended September 30, 2024, which consisted of net cash provided by operating activities of approximately $8.3 million for the period from February 8, 2024 to September 30, 2024 (Successor), and net cash used in operating activities of approximately $1.0 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), representing a decrease of approximately $5.5 million, or 75%. While both periods presented generated cash inflows from operating activities, the lower cash generated in the nine months ended September 30, 2025 was primarily driven by a net loss of approximately $0.1 million in the current period and unfavorable changes in working capital, including more collection success in accounts receivable in the prior period and a lower level of utility true-up refunds recognized in the current period, which impacted the timing of cash receipts.

Investing activities: Net cash provided by investing activities was approximately $0.1 million for the nine months ended September 30, 2025 (Successor), compared to net cash used in investing activities of approximately $1.1 million in the period ended September 30, 2024, which consisted of net cash used in investing activities of approximately $1.0 million for the period from February 8, 2024 to September 30, 2024 (Successor), and net cash used in investing activities of approximately $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), reflecting an increase of $1.2 million, or 110%. In the prior year, investing cash flows included a $1 million loan receivable to a related party, which did not recur in 2025. Proceeds from the sale of assets and purchases of property, plant, and equipment remained relatively consistent across both periods.

Financing activities: Net cash used in financing activities was approximately $1.9 million for the nine months ended September 30, 2025 (Successor), compared to net cash used in financing activities of approximately $10.8 million in the period ended September 30, 2024, which consisted of net cash used in financing activities of approximately $7.2 million for the period from February 8, 2024 to September 30, 2024 (Successor), and net cash used in financing activities of approximately $3.6 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), representing a decrease of approximately $8.7 million, or 81%. The variance was primarily attributable to member distributions of approximately $15.4 million in the prior period compared to approximately $3.6 million in the current period ended September 30, 2025, partially offset by member contributions of approximately $4.5 million in the prior period versus approximately $1.7 million in the current period.

Cash Flows: Comparison of cash flows for the year ended December 31, 2023 (Predecessor), the period from January 1, 2024, to February 7, 2024 (Predecessor), and the period from February 8, 2024, to December 31, 2024 (Successor)

	Successor	Predecessor
	Period from February 8, 2024 to December 31, 2024	Period from January 1, 2024 to February 7, 2024	Period from January 1, 2023, to December 31, 2023	Change ($)	Change (%)
Net cash (used in) provided by operating activities	$9,082,835	$(1,002,368)	$4,457,994	$3,622,473	81%
Net cash provided by (used in) investing activities	$(1,036,531)	$(57,940)	$(388,209)	$(706,262)	(182)%
Net cash provided by (used in) financing activities	$(7,915,227)	$(3,662,566)	$(1,552,964)	$(10,024,829)	(646)%
Cash and cash equivalents, end of period	$131,107	$30	$4,722,904	$(4,591,797)	(97)%

Cash decreased to approximately $0.1 million as of December 31, 2024, which consisted of approximately $0.1 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $0.0 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), compared to approximately $4.7 million as of December 31, 2023 (Predecessor) representing a 97% decrease. Working capital (deficit) (defined as current assets minus current liabilities) was approximately $(1.6) million as of December 31, 2024, compared to approximately $3.6 million as of December 31, 2023, reflecting a shift to a net working capital deficit.

Operating activities: Net cash provided by operating activities increased by approximately $3.6 million, or 81%, to approximately $8.1 million during the year ended December 31, 2024, which consisted of net cash provided by operating activities of approximately $9.1 million for the period from February 8, 2024 to December 31, 2024 (Successor), and net cash used in operating activities of approximately $1.0 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), compared to net cash provided by operating activities of approximately $4.5 million during the corresponding period in 2023. This increase was mainly attributed to favorable changes in working capital, including improved collections and reduced payables.

Investing activities: Net cash used in investing activities was approximately $1.1 million during the year ended December 31, 2024, which consisted of net cash used in investing activities of approximately $1.0 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $0.1 million for the period from January 1, 2024 to February 7, 2024 (Predecessor) compared to net cash used in investing activities of approximately $0.4 million during the corresponding period in 2023, representing a 182% increase in cash outflows.

The variance was primarily due to the following:

●	Investment in loan receivable - related party was approximately ($1.0) million for year ended December 31, 2024 and approximately $0.0 million for the year ended December 31, 2023.

●	Purchase of property, plant and equipment was approximately $0.1 million for year ended December 31, 2024 and approximately $0.4 million for the year ended December 31, 2023.

Financing activities: Net cash used in financing activities increased by approximately $10.0 million, or 646%, to approximately $11.6 million during the year ended December 31, 2024, which consisted of approximately $7.9 million for the period from February 8, 2024 to December 31, 2024 (Successor), and approximately $3.7 million for the period from January 1, 2024 to February 7, 2024 (Predecessor), compared to net cash used in financing activities of approximately $1.6 million during the corresponding period in 2023 (Predecessor).

The variance was primarily due to the following:

●	Contributions from members were approximately $3.1 million for the year ended December 31, 2024, and approximately $0.0 million for the year ended December 31, 2023.

●	Distributions to members were approximately $14.7 million for the year ended December 31, 2024, and approximately $1.6 million for the year ended December 31, 2023.

Critical Accounting Estimates

Critical accounting estimates are those that involve significant judgment, require complex assumptions, and could materially impact the Company’s financial condition or results of operations. These estimates are developed in accordance with U.S. GAAP and are based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results may differ from these estimates under different assumptions or conditions.

The preparation of One Blockchain’s financial statements require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. These estimates are evaluated on an ongoing basis and are based on historical experience, current conditions, and other factors that management believes to be reasonable under the circumstances.

The following represent the Company’s most critical accounting estimates:

Revenue Recognition

The Company recognizes revenue from hosting services in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers. Revenue is recognized over time as the Company satisfies its performance obligations, which typically consist of providing access to power, space, and infrastructure within its data center. The contracts include both fixed and variable components, with the variable portion tied to actual energy usage. Management exercises judgment in estimating the timing and amount of revenue to be recognized, particularly in relation to the annual utility true-up process, which reconciles estimated and actual energy consumption.

Utility True-Up Adjustment

The Company procures electricity through a local utility provider and is subject to an annual true-up process that reconciles estimated energy costs with actual consumption and final rates. Management must estimate the true-up accrual at each reporting period, which directly impacts cost of revenues. This estimate involves significant judgment, particularly in forecasting usage patterns, rate changes, and timing of adjustments.

Fair Value Measurements and Pushdown Accounting

Following a change in control in early 2024, the Company applied pushdown accounting, which required the remeasurement of assets and liabilities at fair value. This process involved significant estimates, particularly in determining the fair value of property, plant, and equipment and the recognition of goodwill. These estimates were based on third-party valuations and management’s assumptions regarding future cash flows, discount rates, and market conditions.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property, plant, and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This assessment involves estimating future undiscounted cash flows and comparing them to the asset’s carrying value. If impairment indicators exist, the Company determines the fair value of the asset using market-based or discounted cash flow approaches. These estimates require significant judgment and are sensitive to changes in assumptions about future performance and market conditions.

Recent Accounting Pronouncements

Recently Adopted Accounting Standards

There were no new accounting standards adopted during the nine months ended September 30, 2025, that had a material impact on the Company’s financial condition, results of operations or cash flow.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses which enhances expense disclosure requirements for public business entities. The ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact of this standard but does not expect it to have a material effect on the Company’s condensed financial statements.

Emerging Growth Company and Smaller Reporting Company Status

As an emerging growth company under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (ii) provide all of the compensation disclosure that may be required of non-emerging growth companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.